Exhibit 21



                  Subsidiaries of Racing Champions Corporation


     As of March 24, 2000, the subsidiaries of Racing Champions Corporation were as follows:

Name                                    Jurisdiction of Incorporation
--------------------------------------  -----------------------------
Racing Champions, Inc                   Illinois
Racing Champions Limited                Hong Kong
Racing Champions South, Inc             North Carolina
Racing Champions Ertl, Inc              Delaware
Green's Racing Souvenirs, Inc.          Virginia
DiecastExpress.com, Inc.                Delaware
Racing Champions Worldwide Limited      United Kingdom
Racine Champions International Limited  United Kingdom
RCNA Holdings, Inc.                     Delaware

______________

     All subsidiaries are wholly owned, directly or indirectly, by Racing Champions Corporation.